                                                                  Exhibit 99.1
For Immediate Release
---------------------
August 9, 2007

        NORDSTROM SAME-STORE SALES FOR JULY INCREASE 9.4 PERCENT

    SEATTLE - August 9, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $900.5 million for the four-week period ending August 4, 2007, an increase of 6.9 percent compared to sales of $842.6 million for the four-week period ending July 29, 2006. Same-store sales increased 9.4 percent.
    Preliminary second quarter sales of $2.39 billion increased 5.2 percent compared to sales of $2.27 billion during the same period in 2006. Second quarter same-store sales increased 5.9 percent.
    Preliminary year-to-date sales of $4.34 billion increased 7.0 percent compared to sales of $4.06 billion during the same period in 2006. Year-to-date same-store sales increased 7.5 percent.
    The 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007. The month of July in fiscal 2007 began and ended one week later than in fiscal 2006. This timing shift positively impacted sales results for the month of July and negatively impacted sales for the second quarter of 2007.

SALES RECORDING
    To hear Nordstrom's prerecorded July sales message, please dial (402) 220-6036. This recording will be available for one week.


SALES SUMMARY                           Total Sales (1)(2)              Same-store Sales (1)(2)
(unaudited; $ in millions)              -----------                      ----------------
                                Fiscal       Fiscal    Percent        Total    Full-line   Rack
                                2007         2006      Increase       Retail   Stores      Stores
                                ------       ------    --------       ------   ---------   ------
July                            $900.5       $842.6      6.9%           9.4%      9.5%      11.7%

Second Quarter                $2,389.5     $2,270.5      5.2%           5.9%      5.3%       9.6%

Year-to-date                  $4,343.4     $4,057.7      7.0%           7.5%      6.3%      10.9%

Number of stores
    Full-line                     98           99
    Rack and other                59           57
    International Faconnable
      boutiques                   37           34
                                 ---          ---
    Total                        194          190

Gross square footage      20,191,000   20,217,000

(1) Same-store sales results exclude the impact of the January 2007 closure of the Crossroads Plaza Mall full-line store in Salt Lake City, Utah, in preparation for its planned relocation in 2011. Total sales results include the impact of this store closure.
(2) Total sales results include the impact of the sales return reserve. Same-store sales results exclude the reserve in calculations.

2007 ANNUAL SALES OUTLOOK

    Throughout the remainder of 2007, the timing shift caused by the 53rd week in fiscal 2006 is anticipated to impact the cadence of monthly same-store sales results because normal sales trends, events and holiday periods are aligned differently than last year. Outlined below is the company's same-store sales plan by quarter for the remainder of fiscal 2007, and the anticipated impact on each reporting period from the 53rd week timing shift:


Period                   Same-Store sales plan               FY2006 53rd week timing shift impact
3rd Quarter 2007         4 to 5 percent                      Positive
4th Quarter 2007         2 to 3 percent                      Negative
2007 Fiscal Year         5 to 6 percent                      Not material

    Historically, the second and fourth quarters are larger sales volume periods than the first and third quarters of the year.

2007 THIRD QUARTER SALES OUTLOOK

    The timing shift from the fiscal 2006 53rd week is expected to have a positive impact on our third quarter 2007 sales results.
    When compared to the planned same-store sales rate of four to five percent for the 2007 third quarter, the monthly same-store sales rates in August and September are expected to be above the anticipated quarterly rate. In October, the planned same-store sales rate is expected to be below the anticipated quarterly rate.

FUTURE REPORTING DATES
    Nordstrom's financial release calendar for the next three months is currently planned as follows:

                  Second Quarter Earnings       Thurs., August 16, 2007
                  August Sales Release          Thurs., Sept. 6, 2007
                  September Sales Release       Thurs., Oct. 11, 2007
                  October Sales Release         Thurs., Nov. 8, 2007

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 157 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 37 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                      Media Contact:
RJ Jones, 206-303-3007                 Michael Boyd, 206-373-3038


    Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results for the company's fiscal year ending February 2, 2008, anticipated sales results and same-store sales rates for the 2007 third and fourth quarters, the anticipated impact on same-store sales rates for those periods due to the fiscal 2006 53rd week timing shift, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, our compliance with information security and privacy laws and regulations, employment laws and regulations, and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to control costs, our ability to maintain our relationships with our employees, weather conditions, and hazards of nature. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.